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                                                                    Exhibit 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our reports covering the audited financial statements of Charter Communications Holdings, LLC and subsidiaries, CCA Group, CharterComm Holdings, L.P. and subsidiaries, Long Beach Acquisition Corp., Sonic Communications Cable Television Systems, Greater Media Cablevision Systems, Marcus Cable Holdings, LLC and subsidiaries for the three months ended March 31, 1999, Helicon Partners I, L.P. and affiliates for the seven months ended July 30, 1999, and CC V Holdings, LLC and subsidiaries for the periods from January 1, 1999 through November 14, 1999 and November 15, 1999 through December 31, 1999, and to all references to our firm included in or made a part of this registration statement.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri
February 2, 2001